CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 291 to Registration Statement No. 002-90946 on Form N-1A of our report dated November 21, 2017 relating to the financial statements and financial highlights of the Funds listed on the attached Schedule A, certain of the funds constituting Eaton Vance Mutual Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 25, 2018

Schedule A
Report Date	Eaton Vance Mutual Funds Trust
November 21, 2017	Eaton Vance AMT-Free Municipal Income Fund
November 21, 2017	Eaton Vance Core Plus Bond Fund